PNC Bank Corp. and Subsidiaries
Computation of Ratio of Earnings                                   Exhibit 12.1
to Fixed Charges

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                                                                                    Year ended December 31
                                    Six months ended
                                                    ---------------------------------------------------------------------------
Dollars in millions                 June 30, 1999          1998          1997             1996           1995             1994
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

EARNINGS
Income before taxes and
  cumulative effect of changes
  in accounting principles               $  967           $1,710        $1,618           $1,527         $  627           $1,209
Fixed charges excluding interest
  on deposits                               602            1,366         1,171            1,098          1,487            1,104
                                      -----------------------------------------------------------------------------------------
Subtotal                                  1,569            3,076         2,789            2,625          2,114            2,313
Interest on deposits                        684            1,471         1,457            1,428          1,552            1,160
                                      -----------------------------------------------------------------------------------------
Total                                    $2,253           $4,547        $4,246           $4,053         $3,666           $3,473
===============================================================================================================================

FIXED CHARGES
Interest on borrowed funds               $  545           $1,267        $1,098           $1,065         $1,454           $1,071
Interest component of rentals                25               37            29               31             32               32
Amortization of notes and
  debentures                                                   2             1                1              1                1
Distributions on mandatorily
  redeemable capital securities              32               60            43                1
                                    -------------------------------------------------------------------------------------------
Subtotal                                    602            1,366         1,171            1,098          1,487            1,104
Interest on deposits                        684            1,471         1,457            1,428          1,552            1,160
                                    -------------------------------------------------------------------------------------------
Total                                    $1,286           $2,837        $2,628           $2,526         $3,039           $2,264
===============================================================================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits           2.61x           2.25x          2.38x           2.39x           1.42x           2.10x
Including interest on deposits           1.75            1.60           1.62            1.60            1.21            1.53
===============================================================================================================================
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